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                      December 21, 2022

       Brian C. White
       Chief Financial Officer
       Ambarella, Inc.
       3101 Jay Street
       Santa Clara, California 95054

                                                        Re: Ambarella, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed April 1, 2022
                                                            File No. 001-35667

       Dear Brian C. White:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing